Exhibit 99.2

Eyenovia Announces Closing of $27.3 Million Initial Public Offering

New York, NY – January 29, 2018 – Eyenovia Inc. (“Eyenovia”), (NASDAQ: EYEN), a clinical stage biopharmaceutical company developing a pipeline of ophthalmology products utilizing its patented piezo-print technology to deliver micro-therapeutics topically to the eye, today announced the closing of its initial public offering of 2,730,000 shares of its common stock. Eyenovia received $27.3 million in gross proceeds from the offering, before underwriting discounts and commissions and other estimated offering expenses. Eyenovia has granted the underwriters a 30-day option to purchase up to 409,500 additional shares to cover over-allotments, if any. Eyenovia’s common shares are traded on the Nasdaq Capital Market under the ticker symbol “EYEN”.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS) and Roth Capital Partners acted as joint book-running managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 24, 2018. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering has been filed with the SEC, and may be obtained from: Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, telephone: (212) 409-2000 or email prospectus@ladenburg.com or from Roth Capital Partners, LLC, Attn: Prospectus Department, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, telephone: (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eyenovia

Eyenovia is a specialty biopharmaceutical company building a portfolio of next generation topical eye treatments based on its proprietary delivery and formulation platform for micro-therapeutics. Eyenovia’s pipeline is currently focused on the late-stage development of micro-therapeutics for glaucoma and other eye diseases.

Company Contact:

Eyenovia Inc.

John Gandolfo

Chief Financial Officer

jgandolfo@eyenoviabio.com

Investor Contact:

Lee Roth / Tram Bui

The Ruth Group

Phone: 646-536-7012/7035

E-mail: lroth@theruthgroup.com/tbui@theruthgroup.com

Media Contact:

The Ruth Group

Kirsten Thomas

508-280-6592

kthomas@theruthgroup.com